Exhibit 5.4

[Letterhead of Loyens & Loeff]

Navios Maritime Holdings Inc.
85 Akti Miaouli Street
Piraeus, Greece 185 38

Privileged,

Antwerp, June 22, 2007

Ladies and Gentlemen,

We have acted as special Belgian law counsel to Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Company”) and Kleimar NV, a limited liability company (naamloze vennootschap/société anonyme), organised and existing under the laws of Belgium and having their registered office at 2000 Antwerp, Suikerrui 5, registered with the Legal Entities Register of Antwerp under no. 0426.557.894 (hereinafter referred to as the “Covered Guarantor”) in connection with the Company’s offer to exchange up to $300,000,000 in aggregate principal amount of its new 9½% Senior Notes due 2014 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 9½% Senior Notes due 2014 (the “Outstanding Notes”) in each case pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”). The Outstanding Notes and the Exchange Notes are collectively referred to herein as the “Notes.”

We have taken instructions solely from the Company, which requested us to render the present opinion in connection with certain aspects of the Opinion Documents (as defined below); we have been asked to express no opinion as to the corporate interest of the Covered Guarantor in respect of the contemplated transactions and the performance under the Opinion Documents (to the extent the Covered Guarantor is a party thereto).

1.	Scope of opinion and definitions
1.1

We are only competent to render opinions on issues of Belgian law. We express no opinion as to any laws other than the laws of Belgium in full force and effect on the date hereof and as applied by Belgian courts on today’s date. We will not take into account any new or retrospective legislation which, when introduced, may in any way affect or prejudice any opinion given in this Opinion Letter.

1.2	We do not render an opinion on any issues of law other than those explicitly addressed herein. Nothing in this Opinion Letter should be construed as implying that we are generally familiar with the affairs of the Covered Guarantor, and the opinions expressed in this Opinion Letter are based solely on the investigations and subject to the limits stated herein.

1.3	This Opinion Letter may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Belgian law.
1.4

In this Opinion Letter, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the law of other jurisdictions.

1.5

Capitalized terms used herein shall have the same meanings as set forth in, as the case may be, the Indenture, the Note and this Opinion Letter, including Schedule 1 and 2 hereto. In addition, in this Opinion Letter:

(a)	“Corporate Documents” means, collectively, the documents referred to in Schedule 2 to this Opinion Letter; and
(b)	“Opinion Documents” means, collectively, the documents referred to in Schedule 1 to this Opinion Letter.
1.6

For the purpose of this Opinion Letter, we have only reviewed the Corporate Documents and the Opinion Documents. We have also reviewed such other documents or made such other inquiries, as are expressly stated in this Opinion Letter, and which we considered appropriate for the purpose of giving the opinions set out below.

2.	Assumptions
2.1	the genuineness of all signatures and stamps;
2.2	the authenticity of all documents submitted to us as originals;
2.3	the conformity to the originals of all documents submitted to us as copies;
2.4

the reliability and accuracy on the date hereof (i) of all search results obtained by electronic data transmission, (ii) of any printed or computer search of offices of public record and (iii) of the information obtained by our search on the website of the Belgian Official Gazette, according to which, amongst others and without limitation, the Covered Guarantor has not been dissolved, merged by absorption or split up;

2.5

that the notarial deeds whereby the Articles of Association of the Covered Guarantor were set and subsequently amended are validly notarized deeds (authentieke akten/ actes authentiques), the content whereof is accurate;

2.6

that the financial accounts of the Covered Guarantor are organized in Belgium, the actual management of the Covered Guarantor can be deemed to be located in Belgium and accordingly the meetings of the board of directors (raad van bestuur/conseil d’administration) of the Covered Guarantor are held in Belgium;

2.7

that the Covered Guarantor is not subject to any insolvency proceedings listed in Annex A of Council Regulation (EC) No. 1346/2000 of 29 May 2000 on insolvency proceedings from a Court other than a Belgian Court;

2.8

that the information stated in the Certificates of Non-Insolvency, obtained by our search on the website of the Belgian Official Gazette and obtained from our telephone call with the clerk’s office of the Commercial Court of Brussels on the date hereof, according to which the Covered Guarantor has not been declared bankrupt and is not in judicial composition, is correct on the date hereof;

2.9

that since the date of the Articles of Association the directors appointed did not resign, were not removed and no other directors of the Company were appointed (although not constituting conclusive evidence thereof, our search on the website of the Belgian Official Gazette on the date hereof has not produced any indication to the contrary);

2.10

that the Board Meeting Minutes truly and accurately reflect what was discussed and resolved at the meeting of the directors of the Covered Guarantor and have not been revoked or varied and remain in full force and effect on the date of this Opinion Letter;

2.11

that none of the directors of the Covered Guarantor had a direct or indirect economic interest which conflicted with the decisions of, or with the transactions to be approved by the board of directors of the Covered Guarantor, when the Board Meeting Minutes of the Covered Guarantor were adopted;

2.12	that each party to the Opinion Documents, other than the Covered Guarantor, are duly incorporated and validly existing under applicable law;
2.13	that each party to the Opinion Documents, other than the Covered Guarantor, has all requisite power (corporate and otherwise) to execute and to perform its obligations under the relevant Opinion Documents, and that the Opinion Documents have been duly authorized and executed by or on behalf of all parties thereto, other than the Covered Guarantor;

2.14	that the parties to the Opinion Documents in their conduct have complied with the requirement of good faith and fair dealing;
2.15

that there are no matters under the laws or regulations of any jurisdiction, other than Belgium, which are materially inconsistent with, or which would render incorrect, or which would otherwise materially affect the opinions given in this Opinion Letter;

2.16

that there are no dealings, agreements or arrangements, actions or events between, by or involving any of the parties to the Opinion Documents which terminate, modify or supersede any of the material terms of the Opinion Documents, or which otherwise affect the opinions given in this Opinion Letter;

2.17

that the terms of the Opinion Documents are (i) bona fide commercial terms; and (ii) that such terms and the transactions thereunder are entered into for bona fide commercial purposes without any fraudulent intent (including as to the interest of creditors);

2.18

that the representations and warranties given by the Covered Guarantor in the Opinion Documents (excluding the representations and warranties as to which we are expressing an opinion in this Opinion Letter) are true, accurate and correct in all respects at the date of entry into the Opinion Documents and at the date of this Opinion Letter.

3.	Opinions

Based upon the foregoing and subject to the qualifications, reservations and limitations stated hereafter, we are of the opinion:

3.1	the Covered Guarantor has been duly incorporated and is validly existing as limited liability company (naamloze vennootschap) under the laws of Belgium;
3.2	the Covered Guarantor has full power, authority and legal right to execute and deliver the Opinion Documents to which it is a party and to perform its obligations thereunder;
3.3	The Covered Guarantor has duly authorized, executed and delivered the Opinion

Documents to which it is a party; and

3.4

No consent, approval, license or exemption by, order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained or made by the Covered Guarantor under the laws of Belgium in connection with its execution and delivery of the Opinion Documents to which it is a party or the performance by it of its obligations thereunder.

4.	Qualifications and reservations

The opinions expressed in this Opinion Letter are subject to the following qualifications and reservations:

The validity of the Opinion Documents and the performance under the Second Supplemental Indenture in relation to the Notes may be affected if the transactions entered into by the Covered Guarantor are not in the corporate interest of the Covered Guarantor. This assessment is dependent on factual matters and any decision in this regard rests with the board of directors of the Covered Guarantor. The Covered Guarantor’s directors could be held liable for having approved the entering into the Opinion Documents against the corporate interest of the Covered Guarantor. In the Board Meeting Minutes, the board of directors of the Covered Guarantor has determined that the entering into of the contemplated transactions by the Covered Guarantor is in the corporate interest of the Covered Guarantor. The foregoing is a customary qualification for an opinion addressing an upstream guarantee granted by a subsidiary to its parent company.

5.	Limits of opinion
5.1

The opinions expressed herein may be further affected or limited by, and the validity and enforceability of the Opinion Documents is subject to, the provisions of any applicable bankruptcy, insolvency, judicial composition, fraudulent conveyance, reorganization, suspension of payments and other or similar laws of any jurisdiction and of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally, and any claims may become subject to set-off or counter-claims notwithstanding any provision to the contrary.

5.2

This Opinion Letter is strictly limited to the matters addressed herein and is not to be used or extended by implication to any other matter, whether in connection with the Opinion Documents, any of them or otherwise. In particular, we do not express any opinion as to (i) the accounting treatment of the transactions contemplated by the Opinion Documents; (ii) European Community law as it affects any jurisdiction other than Belgium; (iii) any matters of direct or indirect taxation or (iv) any financial assistance issues as set forth in Clause 629 of the Belgian Code of Companies.

5.3

There is no intention on our part to amend or update this Opinion Letter in the event of changes after the date hereof in any Belgian laws or regulations relevant to the opinions given in this Opinion Letter.

6.	Consent

We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,
/s/ Wilfred Goris	/s/ Martine De Roeck
Wilfred Goris	Martine De Roeck

Schedule 1 – Opinion Documents

(i) the Indenture, dated as of December 18, 2006, by and among the Company, the Guarantors named therein, and Wells Fargo Bank (the “Indenture”) providing for the issuance of 9 ½% Senior Notes due 2014;

(ii) the Supplemental Indenture dated as of February 22, 2007, by and among the Company, the Guarantors named therein and Wells Fargo Bank, N.A (the “Supplemental Indenture”);

(iii) the Second Supplemental Indenture dated as of March 8, 2007, by and among the Company, the Covered Guarantor; the other Guarantors named therein and Wells Fargo Bank, N.A (the “Second Supplemental Indenture”);

(iv) the Third Supplemental Indenture dated as of May 2, 2007, by and among the Company, the Guarantors named therein and Wells Fargo Bank, N.A (the “Third Supplemental Indenture”);

(v) the Notes; and

(vi) the Notations of Guarantee (as defined in the Indenture).

Schedule 2 – Corporate Documents

(i)	a copy of the articles of association of Kleimar NV, as co-ordinated by notary public Michele Hoste in Ghent on February 26, 2007 (the “Articles of Association”);
(ii)	all publications in the Annexes to the Belgian Official Gazette until the date hereof in respect of the Covered Guarantor;
(iii)	an executed copy of the minutes of the meeting of the board of directors of the Covered Guarantor of March 8, 2007 (the “Board Meeting Minutes”); and
(iv)

a written confirmation obtained from the clerk’s office of the Commercial Court of Brussels dated June 15, 2007 confirming that the Covered Guarantor has not been declared bankrupt or entered into judicial composition on the date thereof (the “Certificate of Non-Insolvency”).